UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GeoPetro Resources Company
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One Maritime Plaza

Suite 700    •     San Francisco CA    •    94111

(415) 398-8186    •    Fax: (415) 398-9227

April 30, 2009

Dear Shareholder:

It is a pleasure to invite you to the Company’s 2009 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 26, 2009 at 10:30 a.m. Pacific Daylight Time, at Le Meridien San Francisco, Mercantile Room, 333 Battery Street, San Francisco, California, 94111. I hope you will be able to attend.

At this year’s Annual Meeting, shareholders will be asked to elect seven directors and to ratify the appointment of Hein & Associates LLP to serve as GeoPetro’s independent registered public accounting firm for the year ending December 31, 2009.  In addition, shareholders will transact any other business that may properly come before the meeting.

Please be advised that we are taking advantage of the Securities and Exchange Commission’s rules that allow us to furnish our proxy statement and related proxy materials to our shareholders over the Internet.  We believe the use of the internet will expedite shareholders’ receipt of proxy materials and lower our costs of delivery.  The “Information Concerning Solicitation and Voting” section of this proxy statement contains instructions on how you can receive a paper copy of the proxy statement and annual report.

Please know that your vote is very important to us and we encourage you to vote promptly.  Whether or not you expect to attend the Annual Meeting in person, please vote via the Internet or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.

The Past Year in Retrospect and Current Outlook

The turbulence in the financial markets has continued and indeed spread to the wider economy. Commodity prices including oil and natural gas prices have been dramatically impacted as the slowing economy affects demand. I believe that oil and natural gas prices are likely to stabilize at current levels until we see signs of growth returning to the economy. I am however concerned about the ability of our industry to meet increased demand when economic growth returns. Investments are currently being cancelled or postponed by most oil and gas companies who have to preserve liquidity and this will only exacerbate the supply problems which existed before the economic downturn. Such supply concerns will re-emerge as the economy recovers and I believe that oil and natural prices will increase in the medium term. However the timing of any such recovery is difficult to predict at this time.

We continue to believe in higher oil and natural gas prices in the long term and that access to reserves and production will ultimately create value for shareholders. In this respect, our strategy at GeoPetro has not fundamentally changed but we believe it is prudent to adopt a cautious approach in the current environment.

The Company has taken steps to address the weaker commodity price environment. Foremost was the acquisition of the natural gas treatment plant (the “Plant”) from Madisonville Gas Processing, LP (“MGP”), in exchange for shares of GeoPetro’s common stock, assumption of related debt and cash (“the Acquisition”) on December 31, 2008. The new owner of the Plant is GeoPetro’s wholly owned, indirect subsidiary, Madisonville Midstream LLC (“MM”).  The Madisonville Project is located in Madison County, East Texas.

The Company hopes to realize both intermediate and long term cost and operating efficiencies by consolidating the upstream and midstream portions of Madisonville under common ownership. Prior to the consolidation, MGP and GeoPetro employed a combined total of 30 persons, whereas subsequent to the consolidation, GeoPetro and MM now employ a combined total of 21 persons, representing a net reduction of 9 persons (30% of the combined pre-consolidation workforce). Despite the challenges of the current environment, we accomplished the necessary goal of vertically integrating our position in the Madisonville field.  The Company continues to explore other longer term cost saving and efficiency measures in the Plant.

The Company is also implementing measures to increase production volumes. GeoPetro plans to utilize idle equipment and implement operating efficiencies in the Plant to reduce the inlet pressure into the Plant. This would result in an immediate increase in production from the two wells currently producing, the Magness and Fannin wells. Preliminary test results suggest that the combined production from the Magness and Fannin wells has the potential to increase significantly. This measure is expected to be completed during the second quarter. In addition, the Company plans to workover the Mitchell #1 well and to frac and connect via gathering line the Wilson #1 well. Accordingly, once the above production enhancements are completed, the Company expects the combined Rodessa formation production from the four wells to be significantly higher than current rates.

In our Bengara Project we have received approval from the Indonesian government for an extension of additional time under the Bengara-II PSC until December 4, 2011 to more fully appraise, assess, and justify the economic feasibility of commercial development of the Bengara-II Block, onshore Kalimantan, Indonesia. The approval follows an earlier one-year extension through 2009, and was granted in response to a request by GeoPetro’s 12% owned subsidiary Continental-GeoPetro (Bengara-II) Ltd. (“CGB2”) to appraise promising oil indications on and adjacent to the Seberaba prospect revealed in a 2007 drilling program, as well as conduct appraisal work on the Makapan gas/condensate discovery on the Bengara-II Block.

The Company has also taken steps to address liquidity concerns arising from weaker commodity prices and severely limited access to the capital markets.  In December, GeoPetro arranged a $6.7 million financing in the form of a 3 year loan with the Bank of Oklahoma to acquire the Plant. The Company raised an additional $1,050,000 by issuing promissory notes and $1,850,000 through the issuance of Series B Convertible Preferred Stock to accredited investors.  GeoPetro is actively seeking an industry partner to fund costs associated with drilling test wells on its Madisonville Deep and Alaska projects and reduce the Company’s capital exposure in these projects.

These forward looking statements are based on our current expectations, but our future performance involves risks and uncertainties that could cause actual results to differ materially, which risks are detailed in our filings with U.S. Securities and Exchange Commission, including under the caption “Risk Factors” contained in our Annual Report on Form 10-K, which is included herewith and also available at www.sec.gov.

Industry Outlook

A report issued on April 14, 2009 by the United States Energy Information Administration (“EIA”) states that the global economic slowdown is projected to reduce the average oil price to $53 per barrel this year.  Assuming an economic recovery next year, West Texas Intermediate oil prices are expected to average $63 in 2010.  Total consumption of natural gas is projected to fall by nearly 2 percent in 2009, leading to lower natural gas prices.  Industrial natural gas consumption is expected to decline by more than 7 percent, as industrial production declines during the current economic downturn.  However, natural gas consumption in the electric power sector is projected to increase by almost 1 percent, since the lower natural gas prices will back out some coal consumption in this sector.  The Henry Hub natural gas spot price is projected to decline from an average of $9.13 per thousand cubic feet (Mcf) in 2008 to $4.24 per Mcf in 2009, then increase in 2010 to an average of more than $5.80 per Mcf.

Conclusion

We live in challenging and extraordinary times.  The global credit contraction, which first appeared in September and mushroomed in subsequent months, has taken a toll on each and every one of us, whether in our professional or our private lives. This credit squeeze has frozen up the usual flow of funding, the kind that businesses large and small rely upon every day to lubricate the gears of commerce. As these gears come to a grinding halt, uncertainty takes hold, and with it fear. I believe such fear is reflected in the price of the shares of many companies. We are undeterred and dedicated to the tasks ahead. We are focused on building a strong balance sheet and accessing necessary liquidity during these demanding times. We believe that our Company will not only meet the current challenges, but that we will thrive in the years ahead. On behalf of the Board of Directors and the employees of GeoPetro Resources Company, I want to thank our shareholders for your perseverance to date, as well as your continued confidence and support during this challenging financial climate.  I look forward to greeting as many of you as possible at the Annual Meeting.

Sincerely,

Stuart J. Doshi
Chairman of the Board, President and Chief Executive Officer

GEOPETRO RESOURCES COMPANY

One Maritime Plaza, Suite 700

San Francisco, California 94111

(415) 398-8186

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held June 26, 2009

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of GeoPetro Resources Company will be held on June 26, 2009, at 10:30 a.m. Pacific Daylight Time, at Le Meridien San Francisco, Mercantile Room, 333 Battery Street, San Francisco, California, 94111 for the following purposes:

1.          To elect seven directors to serve on the Board of Directors until the next annual meeting of shareholders or until their respective successors are elected and qualified;

2.          To ratify the appointment of Hein & Associates LLP as the independent registered public accounting firm of the Company for the Company’s fiscal year ending December 31, 2009; and

3.          To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

We cordially invite all shareholders to attend the 2009 Annual Meeting.  Only shareholders of record as shown on the books of the Company at the close of business on May 7, 2009 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.  The Annual Meeting may adjourn from time to time without notice other than by announcement at the Annual Meeting, or at any adjournments of postponements thereof, and any and all business for which the Annual Meeting has been noticed may be transacted at any such adjournments or postponements. Your vote is very important.  Regardless of whether you expect to attend the Annual Meeting in person, please vote via the Internet or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.

Please note that registration will begin at 9:30 a.m., and seating will begin immediately thereafter.  For admission to the Annual Meeting, each shareholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of ownership of GeoPetro stock as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership as of the record date.

By Order of the Board of Directors

Stuart J. Doshi, Chairman, President and
Chief Executive Officer
San Francisco, CA
April 30, 2009

We encourage each shareholder to sign and return a proxy card or to use Internet voting.  Please see our “Information Concerning Solicitation and Voting” section for information about voting by Internet or mail.

GEOPETRO RESOURCES COMPANY

One Maritime Plaza, Suite 700

San Francisco, California 94111

(415) 398-8186

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To be held June 26, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the 2009 Annual Meeting of Shareholders of GeoPetro Resources Company (the “Company,” “GeoPetro,” “we,” or “us”), which will take place on June 26, 2009, at 10:30 a.m. Pacific Daylight Time, at Le Meridien San Francisco, Mercantile Room, 333 Battery Street, San Francisco, California, 94111, or at any adjournment or postponement thereof.  This proxy statement describes matters on which we would like you, as a shareholder, to vote.  It also gives you information on these matters so that you can make an informed decision.

These materials include:

•      our statement for the 2009 Annual Meeting; and

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which includes our audited consolidated financial statements.

If you request printed versions of these materials by mail, these materials also include the proxy card or voting instruction card for the Annual Meeting.

In accordance with rules adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to shareholders, we have elected to furnish such materials by providing access to these documents over the Internet.  A Notice of Internet Availability of Proxy Materials is first being sent to shareholders on or about May 13, 2009.  The Notice of Internet Availability of Proxy Materials provides you with instructions as to how you may (1) view the proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed the proxy materials; (3) request a printed copy of the proxy materials; and (4) instruct us how to send future proxy materials to you.

Choosing to receive your future proxy materials by email will lower our costs of delivery.  If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site.  Your election to receive proxy materials by email will remain in effect until you terminate it.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.

At our Annual Meeting, shareholders will act upon the matters outlined in the notice of Annual Meeting on the cover page of this proxy statement, including the election of seven directors, each for a term of one year, and the ratification of Hein & Associates LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

Only shareholders of record at the close of business on May 7, 2009, the record date for the Annual meeting, are entitled to receive notice of and to vote at the Annual Meeting.  If you are a shareholder of record on May 7, 2009, you will be entitled to vote all of the shares that you hold on that date at the Annual Meeting, or any postponements or adjournments thereof.  If you attend the Annual Meeting, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.  Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

The presence, in person or by proxy, of persons entitled to vote a majority of the outstanding common stock will constitute a quorum, permitting business to be conducted at the Annual Meeting.  Abstentions and broker non-votes are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

Broker non-votes occur when brokers or nominees have voted on some of the matters to be acted on a meeting, but do not vote on certain other matters because, under the rules of the NYSE Amex, they are not allowed to vote on those or other matters without instructions from the beneficial owners of the shares.  If you hold your shares indirectly through a broker, bank, trustee, nominee, or other third party, that party is the registered holder of your shares and submits the proxy to vote your shares. You are the beneficial owner of the shares and typically you will be asked to provide the registered holder with instructions as to how you want your shares to be voted.  If you are a shareholder who holds your shares through a broker or other nominee, you may vote in person at the Annual Meeting only by obtaining a proxy form from the broker or other nominee that holds your shares.

If you are a registered shareholder (that is, you hold your stock in certificate form or otherwise directly and not through a broker or other nominee) and attend the Annual Meeting, you may vote in person at the Annual Meeting.

We will give you a ballot when you arrive.  If you are the beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or nominee.  If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy.  You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed copies of the proxy materials by mail, you can also vote by mail.

VOTE BY INTERNET — www.investorvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:55 P.M. Pacific Time, June 24, 2009.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we provide.

A shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of revocation to our Secretary, by voting again on a later date on the Internet (only your latest Internet proxy submitted prior to the meeting will be counted) or by signing and returning a new proxy card or voting instruction card with a later date, or by attending the Annual Meeting and voting in person.

The Board of Directors of the Company recommends a vote:

•                  FOR election of the seven director nominees, each for a term of one year (see Proposal 1); and

•                  FOR the ratification of the appointment of Hein & Associates LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2009.

If you are a shareholder of record and you sign and return a proxy card and do not indicate how you wish to vote, the proxy holders will vote FOR election of all the nominees for director (Proposal 1) and FOR the ratification of the appointment of Hein & Associates LLP, as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2009 (Proposal 2).  With respect to other business that may properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors, or, if no recommendation is given, in accordance with their judgment.

If you are a registered shareholder and you do not provide voting instructions to a designated proxy or cast a ballot at the Annual Meeting, your shares will not be voted.  If you hold your shares in street name and you do not provide voting instructions to your bank, broker or other nominee on how to vote your shares, the bank, broker or other nominee may be authorized to vote your shares as it chooses on the matters to be considered at the meeting.  If your bank, broker or other nominee lacks discretionary authority to vote on an item, your shares will not be voted on that item and will be treated as a “broker non-vote” on that item.  Under NYSE Amex Rules, the proposals to elect directors and to ratify the appointment of independent auditors are considered “discretionary” items for which brokers may vote, so we do not expect broker non-votes on these proposals.

As of the date of this proxy statement, April 30, 2009, GeoPetro had  34,284,646 shares of common stock and 2,466,672 shares of Series B Convertible Preferred Stock outstanding and entitled to vote at the Annual Meeting. Only shareholders of record as of the record date will be entitled to vote at the Annual Meeting.  Each share of common and Series B Convertible Preferred Stock is entitled to one vote on each Proposal presented at the Annual Meeting, except with respect to the election of directors, in which each share is entitled to a number of votes equal to the number of directors to be elected, as discussed below.

For Proposal No.1, the election of directors, provided that the shares represented and voting at the meeting constitute a quorum, the candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.  A shareholder may cumulate his, her or its votes for one or more candidates, but only if each such candidate’s name has been placed in nomination prior to the voting and the shareholder has given notice at the meeting, prior to the voting, of his intention to cumulate his votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for the candidates in nomination. If the voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected. These votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the shareholder chooses. The seven candidates receiving the highest number of affirmative votes will be elected.  Withheld votes will have no effect on the outcome of the vote, nor will broker non-votes.

Discretionary authority to cumulate votes is being solicited hereby.  Unless otherwise directed by a shareholder, the proxies named in the accompanying proxy card may elect to cumulate votes cast pursuant to a proxy by casting all such votes for one nominee or by distributing such votes among as many nominees as they deem desirable.  If a shareholder desires to restrict the proxies named in the accompanying proxy card in casting votes for certain nominees, the shareholder should give such direction on the proxy card.

For Proposal No. 2, the ratification of Hein & Associates LLP, the affirmative vote of a majority of the shares represented and voting at the Annual Meeting, in person or by proxy, provided that such shares constitute a quorum, is required for approval.  Abstentions will be counted as represented and voting and will therefore have the effect of votes against the proposal.  Broker non-votes will have no effect.

The Annual Meeting may adjourn from time to time without notice other than by announcement at the Annual Meeting, or at any adjournments of postponements thereof, and any and all business for which the Annual Meeting has been noticed may be transacted at any such adjournments or postponements. Your vote is very important.

The proxies being solicited hereby are being solicited by the Board of Directors of the Company.  The solicitation of proxies is to be made principally by mail and the Internet; however, following the initial solicitation, our officers, directors and employees may engage in further solicitations by telephone or oral communication with shareholders.  These persons will not receive compensation for that solicitation other than their regular compensation as officers, directors and employees. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing. We will pay all expenses involved in preparing, assembling, distributing and mailing our proxy materials.

AVAILABLE INFORMATION

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which include our consolidated financial statements and our auditor’s report thereon, are being provided to shareholders with this proxy statement. The annual report is not part of the proxy soliciting material.  Shareholders may also obtain a copy of our annual report, free of charge, by accessing the SEC’s website at www.sec.gov or by sending a written request to:  President, GeoPetro Resources Company, One Maritime Plaza, Suite 700, San Francisco, CA 94111.

PROPOSAL 1: ELECTION OF DIRECTORS

Shareholders are being asked to elect seven directors to serve on the Board of Directors of GeoPetro Resources Company.  If elected as director, each individual will hold office until the next annual meeting of shareholders or until his/her successor is elected and qualified, except in the case of his/her death, resignation, ineligibility or removal.  Presently, the Board of Directors is composed of Stuart Doshi, David Creel, Chris Steinhauser, David Anderson, Thomas Cunningham, and Nick DeMare and Jeffrey Friedman.  Based upon the recommendation of our independent directors, the seven nominees for director for election at the 2009 Annual Meeting are Stuart Doshi, David Creel, Chris Steinhauser, David Anderson, Thomas Cunningham, Nick DeMare and Jeffrey Friedman.

Nominees for Director

All of the nominees for director are current directors of the Company.    All of the nominees have agreed to serve if elected.  If a nominee becomes unable or unwilling to accept nomination or election, either the Board will reduce the size of the Board, or the proxy holders named on the enclosed proxy card will vote for substitute nominees as recommended by the Board, or, if no recommendation is given, in accordance with their judgment.

About the Director Nominees

Information is provided on the following pages about the nominees for director, including their principal occupations for the past five years, certain other directorships, age and length of service as a director for GeoPetro.  Membership on Board committees, attendance at Board and committee meetings and ownership of GeoPetro stock are provided in separate sections following the biographical information on the nominees.

Name	Age	Position with GeoPetro (1)

Stuart J. Doshi(4)	63	Director, Chairman, President and Chief Executive Officer
David V. Creel(4)	69	Director and Vice President of Exploration
J. Chris Steinhauser(5)	49	Director and Chief Financial Officer
Thomas D. Cunningham(2)(3)	60	Director
David G. Anderson(2)(3)	56	Director
Nick DeMare(2)(3)	54	Director
Jeffrey Friedman(3)	56	Director

Notes:

(1)

Each director is elected or appointed to hold office until the next annual meeting of shareholders or until their successor is duly elected or appointed, unless their office is earlier vacated. Our bylaws currently authorize a minimum of four and a maximum of seven directors to serve on the Board of Directors and, by resolution of the Board of Directors, the current number of directors has been set at seven.

(2)	Member of the Audit Committee.

(3)	Independent, in accordance with the rules of the NYSE Amex.

(4)	Executive Officer.

(5)

On January 9, 2009, J. Chris Steinhauser resigned from his positions as the Chief Financial Officer, Vice President of Finance and Secretary of the Company for family reasons, effective as of January 9, 2009. The resignation notification submitted by Mr. Steinhauser did not reference any disagreement with the Company on any matter relating to the Company’s operations, policies and practices. Mr. Steinhauser resumed his duties as Chief Financial Officer, Vice President of Finance and Secretary of the Company on April 27, 2009.

Stuart J. Doshi. Mr. Doshi, 63, has been actively engaged in the oil and gas business for the past 39 years. Mr. Doshi began his oil and gas career with Natomas Company in 1970. He held various positions of increasing responsibility in planning, corporate development and financial management with Natomas. Mr. Doshi’s activities covered international oil and gas exploration and production, domestic oil and gas exploration and production, geothermal energy production, coal production and petroleum trading and marketing companies.  After leaving Natomas in 1985, Mr. Doshi served as a Senior Vice President of Energy Sources Group until 1988. Mr. Doshi then served as Vice President of Pan Pacific Petroleum, Inc. from 1988 to 1991. Immediately prior to forming GeoPetro, Mr. Doshi was the Managing Director of Sierra Overseas Corporation. Mr. Doshi founded GeoPetro in 1994 and has served as a director and our President and Chief Executive Officer since our inception and as Chairman of the Board since March 1998. Mr. Doshi is a graduate of the University of San Francisco with a Bachelor’s Degree in Finance and the University of California, Santa Barbara with a Master’s Degree in Economics.

David V. Creel. Mr. Creel, 69, has 45 years oil and gas experience as a petroleum exploration geologist. Mr. Creel held various geological and supervisory positions in Libya during his eleven-year career with AMOSEAS (the operator for CALTEX Petroleum). Mr. Creel was also the Exploration Manager of the Rocky Mountain Region and Canada for Ladd Petroleum Company; Exploration Manager of the Rocky Mountain Region for Kilroy Company of Texas; and President of Aztec Resources Corporation. Since 1995, Mr. Creel worked as an independent geologic consultant and in June 1998 he joined GeoPetro in his current role as Vice President of Exploration. Mr. Creel has served as a director of GeoPetro since October 2001. Mr. Creel is a graduate of the University of  Notre Dame with a Bachelor’s degree in Geology and the University of Tulsa with a Master’s degree in Geology.

J. Chris Steinhauser. Mr. Steinhauser, 49, is an accountant with 23 years of experience in the energy and financial services industries. Mr. Steinhauser began his career with Peat, Marwick, Mitchell & Co. from 1981 through 1984. From September 1987 through January 1998, Mr. Steinhauser was employed by Sharon Energy Ltd. and Sharon Resources, Inc., its

operating subsidiary, ultimately serving as Executive Vice President and Chief Financial Officer of the parent and President, Chief Operating Officer and Director of the subsidiary. From January 1998 until June 2000 Mr. Steinhauser was employed by Beta Oil & Gas, Inc. as a director and Chief Financial Officer where his primary activities included Beta’s initial public offering and listing on the NASDAQ National Market System, business development and corporate acquisitions. Mr. Steinhauser served as  GeoPetro’s Chief Financial Officer and Vice President of Finance from June 2000 to January 2009 and resumed his duties in that capacity effective April 27, 2009.   Mr. Steinhauser has served as a director of GeoPetro since October 2001. From January 2009 until April 2009 Mr. Steinhauser was employed by PetroHunter Energy Corporation as Chief Financial Officer.  Mr. Steinhauser is a graduate of the University of Southern California with a Bachelor’s degree in Business and conducted graduate studies at the University of Denver Graduate Tax Program and was a certified public accountant.

Thomas D. Cunningham. Mr. Cunningham, 60, has 32 years of experience in general management, with expertise in mergers and acquisitions, foreign exchange, sales, financial analysis and personnel management. Since January 2003, he has served as Senior Vice President of OfficePower L.L.C., a privately owned company in the distributed generation business. Prior to joining OfficePower Inc. , Mr. Cunningham served as Executive Vice President and Chief Financial Officer of Microban International, Ltd., a seller and licensor of branded additives from 2000 to 2003. From 1997 to 2000, Mr. Cunningham was a member of the Board and Executive Vice President of EMCOR Group, Inc. Prior to EMCOR, Mr. Cunningham was with Swiss Army Brands Inc. from 1994 to 1997, where he served on the Board of Directors and as Executive Vice President and Chief Financial Officer. Prior to that position, Mr. Cunningham spent 21 years with J.P. Morgan & Co., in various positions of increasing responsibility and last served as Managing Director in the Corporate Banking Group. Mr. Cunningham has served as a director of GeoPetro since April 2000. Mr. Cunningham is a graduate of Harvard College with a Bachelor’s degree in Economics and Columbia University with a Master’s degree in Business Administration.

David G. Anderson. Mr. Anderson, 56, is a Senior Vice President and director of Dundee Securities Corporation where he has managed the firm’s investment banking and capital markets activities since 1998. Mr. Anderson began his career with the National Energy Board of Canada in 1976 and later was employed by Amoco Production Company from 1978 to 1986 in its Calgary, Chicago and Houston offices. In 1987, Mr. Anderson returned to Canada with Midland Doherty and later joined BBN James Capel where he was the Managing Director from 1988 to 1995. From 1995 to 1998, Mr. Anderson was a partner and Managing Director with another investment dealer, Loewen, Ondaatje, McCutcheon Limited. Mr. Anderson has served as a director of GeoPetro since March 2006. Mr. Anderson is a graduate from the University of Manitoba with a Master’s degree in Business Administration and Bachelor’s degree in Arts.

Nick DeMare. Mr. DeMare, 54, is a member in good standing of the Institute of Chartered Accountants of British Columbia. Since May 1991, Mr. DeMare has been the President of Chase Management Ltd., a private company which provides a broad range of administrative, management and financial services to private and public companies engaged in mineral exploration and development, gold and silver production, oil and gas exploration and production and venture capital. Mr. DeMare indirectly owns 100% of Chase Management Ltd. Mr. DeMare currently serves as an officer and director of the following public companies: Kola Mining Corp., a base and precious metal exploration company, , and Tumi Resources Limited, a mineral exploration company, each of which trades on the OTC Bulletin Board. Mr. DeMare has served as a director of GeoPetro since March 2006. Mr. DeMare is a graduate of the University of British Columbia with a Bachelor’s degree in Commerce.

Jeffrey C. Friedman MD,.   Mr. Friedman, 56, has been actively employed in the medical profession for the past 28 years.  He attended the University of California at Berkeley where he majored in Economics and minored in French.  He subsequently received a medical degree from the University of Chicago Medical School.  He became a cosmetic and reconstructive surgeon attending the University of California at Davis, and received his subspecialty surgical training at the Oakland Naval Hospital.  After serving in the U.S. Navy for 6 years as a surgeon he started a private surgical practice in Lafayette, California.  He has been in practice there for 22 years.  Mr. Friedman has served as a director of GeoPetro since June 2008.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of each of the nominees for director presented in this proxy statement. Unless instructed to the contrary, the shares represented by the proxies will be voted for the election of the seven nominees named above.  Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the persons acting under proxies in the enclosed proxy card will vote for such other person or persons as may be recommended by our Board of Directors, or if no such recommendation is given, in accordance with their judgment.

CORPORATE GOVERNANCE

Board of Directors

David Anderson, Thomas Cunningham, Nick DeMare and Jeffrey Friedman, current directors, are independent as defined by the rules of the NYSE Amex. In addition, Kevin Delehanty, who served as a director through June 2008, was independent as defined by the rules of the NYSE Amex.  Stuart Doshi, David Creel and Chris Steinhauser, current directors, are not independent as defined by the rules of the NYSE Amex. Our Board of Directors is currently comprised of a majority of independent directors.

Committees of the Board of Directors

We have an Audit Committee of the Board of Directors which complies with the rules of the NYSE Amex and the SEC.  Our Audit Committee charter is available on our website, www.geopetro.com, under the investor relations section. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Audit Committee

Our Audit Committee currently consists of three directors, Thomas Cunningham, Nick DeMare and David Anderson. Messrs. Cunningham, DeMare and Anderson are independent as defined by the rules of the NYSE Amex and the SEC. Each member of the Audit Committee meets the financial literacy and experience requirements of the SEC and NYSE Amex rules. Mr. Cunningham serves as the chairperson of the Audit Committee and Nick DeMare is an “audit committee financial expert” under applicable SEC rules.  Our Audit Committee operates pursuant to a written charter that satisfies applicable SEC and NYSE Amex rules.  Our Audit Committee charter is available on our website at http://www.geopetro.com.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary duties of our Audit Committee are to, among other things:

•  evaluate our independent auditors’ qualifications, independence and performance;

•  determine the engagement and compensation of our independent auditors;

•  approve the retention of our independent auditors to perform any audit and permissible non-audit services;

•  monitor the rotation of partners of the independent auditors on our engagement team as required;

•  review our consolidated financial statements;

•  review our critical accounting policies;

•  meet with our management periodically to consider the adequacy of our internal controls and procedures for financial reporting;

•  establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•  review on an ongoing basis and approve related party transactions;

•  prepare the reports required by the rules of the SEC to be included in our annual proxy statement;

•  discuss with our management and our independent auditors the results of our annual audit and the review of our quarterly consolidated financial statements.

Compensation Committee

We do not have a Compensation Committee and, as such, we do not have a Compensation Committee charter. The Board of Directors believes that it is in the best interest of the Company to permit all independent directors to fully participate in the compensation decisions for our officers including Stuart Doshi, our President and Chief Executive Officer, Chris Steinhauser, our Chief Financial Officer, and David Creel, our Vice President of Exploration, as well as our directors. In accordance with the rules of the NYSE Amex, the compensation of our Chief Executive Officer and all other officers are determined, or recommended to the Board of Directors for determination, by a majority of independent directors.

The independent directors consider the input of Mr. Doshi in making their recommendations for Messrs. Steinhauser and Creel.  The independent directors’ duties include:

•  establishing overall employee compensation policies and recommending to our Board of Directors major compensation programs;

•  reviewing and approving the compensation of our corporate officers and directors, including salary, bonus awards and stock option grants;

•  administering our various employee benefit, pension and equity incentive programs;

•  reviewing executive officer and directors indemnification and insurance matters;

•  managing and reviewing employee loans; and

•  preparing a report on executive compensation for inclusion in our annual report and, as applicable, our proxy or information statement.

Our independent directors who participate in the consideration of executive officer and director compensation are David Anderson, Thomas Cunningham,  Nick DeMare and Jeffrey Friedman.  In establishing compensation for our executive officers and directors, we do not rely on independent compensation consultants to analyze or prepare formal surveys for us.  Our independent directors review executive compensation on an annual basis.  In establishing compensation to our executives, we strive to provide compensation that will:  (1) motivate and retain executives and reward performance; (2) encourage our long-term success; (3) encourage the long-term enhancement of shareholder value; and (4) encourage the application of prudent decision-making processes in an industry marked by volatility and high risk.

Nominating Committee

We do not have a Nominating Committee and, as such, we do not have a Nominating Committee charter. The Board of Directors believes that it is in the best interest of the Company to permit all independent directors to fully participate in the director nomination process. In accordance with the rules of the NYSE Amex, director nominees are selected, or recommended to the Board of Directors for selection, by a majority of independent directors. In addition, the independent directors’ duties include:

•  establishing standards for service on our Board of Directors and nominating guidelines and principles;

•  identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election to our Board of Directors;

•  considering and making recommendations to our Board of Directors regarding its size and composition, committee composition and structure and procedures affecting directors;

•  establishing policies regarding the consideration of any director candidates recommended by our shareholders, and the procedures to be followed by shareholders in submitting such recommendations;

•  evaluating and reviewing the performance of existing directors; and

•  monitoring our corporate governance principles and practices and making recommendations to our Board of Directors regarding governance matters, including our articles of incorporation, bylaws and charters of our committees.

Our independent directors who participate in the consideration of director nominees are David Anderson, Thomas Cunningham,  Nick DeMare, and Jeffrey Friedman.  At an appropriate time prior to each annual meeting of shareholders at which directors are to be elected or reelected, and whenever there is otherwise a vacancy on the Board, the independent directors who participate in the consideration of director nominees will assess the qualifications and effectiveness of the current board members and, to the extent there is a need, shall actively seek replacement of additional individuals well-qualified and available to serve to become board members.  Members of management, the independent directors or any other member of the board may identify a need to add a new member to the board with specific criteria at any other time.  Shareholders of the Company may identify a potential director candidate in accordance with the procedures set forth below.  The independent directors may choose to hire an independent search firm to identify potential director candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

We have adopted procedures by which shareholders may recommend director candidates for membership to our board.  Each shareholder recommending a person as a director candidate must provide the Company at its principal executives offices with the following information in order for the independent directors to determine whether the recommended director candidate is independent from the shareholder or each member of the shareholder group that has recommended the director candidate:

(i)            If the recommending shareholder or any member of the recommending shareholder group is a natural person, whether the recommended director candidate is the recommending shareholder, a member of the recommending shareholder group, or a member of the immediate family of the recommending shareholder or any member of the recommending shareholder group;

(ii)           If the recommending shareholder or any member of the recommending shareholder group is an entity, whether the recommended director candidate or any immediate family member of the recommended director candidate has been an employee of the recommending shareholder or any member of the recommending shareholder group during the then-current calendar year or during the immediately preceding calendar year;

(iii)          Whether the recommended director candidate or any immediate family member of the recommended director candidate has, during the year of the nomination or the preceding three fiscal years of the Company, accepted directly or indirectly any consulting, advisory, or other compensatory fee from the recommending shareholder or any member of the group of recommending shareholders or any affiliate of any such holder or member, provided that compensatory fees would not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with such holder or any such member (provided that such compensation is not contingent in any way on continued service);

(iv)          Whether the recommended director candidate is an executive officer, director (or person fulfilling similar functions) of the recommending shareholder or any member of the recommending shareholder group, or of an affiliate of the recommending shareholder or any such member of the recommending shareholder group; and

(v)           Whether the recommended director candidate controls the recommending shareholder or any member of the recommending shareholder group (or in the case of a holder or member that is a fund, an interested person of such holder or any such member as defined in Section 2(a)(19) of the Investment Company Act).

Each shareholder recommending a person as a director candidate or the person recommended by a shareholder as a director candidate must provide the Company with such information as may be reasonably required to determine whether the recommended director candidate is qualified to serve on the Audit Committee of the board, so that the independent directors may assess whether, if the candidate was elected to the board, the board as then composed would have a sufficient number of directors qualified to serve on the Audit Committee in accordance with the rules of the NYSE Amex and the Securities and Exchange Commission.

Each shareholder recommending a person as a director candidate or the person recommended by a shareholder as a director candidate must provide the Company with such information as may be reasonably required to determine whether the director candidate meets the standards of independence established by NYSE Amex and the SEC so that the independent directors may assess whether, if the candidate was elected to the board, the board as then composed would have a sufficient number of independent directors.

The Company may request from the recommending shareholder such other information as may reasonably be required to determine whether each person recommended by a shareholder as a director candidate meets the minimum director qualifications established by the Company’s board, to enable the Company to make appropriate disclosures to shareholders entitled to vote in the next election of directors.

The shareholder must submit a detailed resume for the candidate and an explanation of the reasons why the shareholder believes this candidate is qualified for service on the board.  The shareholder must include the consent of the candidate and describe any arrangements or undertakings between the shareholder and the candidate regarding the nomination.  The shareholder must also submit proof of his, her or its Company stockholdings.

The person recommended by a shareholder as a director candidate shall make himself or herself reasonably available to be interviewed by the independent directors and members of management, as determined appropriate by the independent directors.  The Company will not accept a shareholder recommendation for a director candidate if the recommended candidate’s candidacy or, if elected, board membership, would violate controlling state law, federal law or the rules of any exchange or market on which the Company’s securities are listed or traded.

The independent directors evaluate nominees recommended by shareholders on the same basis as nominees recommended by any other source.  Nominations to the board may be submitted by shareholders of the Company for consideration by the Board of Directors by sending such nominations to: Stuart J. Doshi, Chairman, President and Chief Executive Officer, GeoPetro Resources Company, One Maritime Plaza, Suite 700, San Francisco, CA  94111.

Currently, there are no specific minimum qualifications that the independent directors believe must be met by a nominee for director, whether such director is recommended by a shareholder or identified by the independent directors.  In making their assessment of nominees, the independent directors seek candidates who meet the current challenges and needs of the board.  In making their assessment, the independent directors may request that nominees complete and return a questionnaire prepared by the Company.  The independent directors will consider issues of independence, knowledge, judgment, diversity, skills, education, character, standing in the community, and industry and financial background and experience.  If the independent directors preliminarily determine that the potential candidate is qualified to fill a vacancy or to satisfy a particular need after a preliminary inquiry, the independent directors will make an investigation and interview the potential candidate, as necessary, to make an informed final determination.  During this process, the independent directors may solicit input from other members of the Board, the Company’s Chief Executive Officer and members of the Company’s senior management, as the independent directors deem appropriate, during the interview and evaluation process, regardless of who recommended the candidate.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a director or member of a compensation committee (or board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of any other entity, any of whose executive officers served as one of our directors, or compensation committee members, or independent directors participating in compensation decisions. We do not have a Compensation Committee.  Our independent directors: David Anderson, Thomas Cunningham, Nick DeMare and Jeffrey Friedman are charged with determining, or recommending to the Board of Directors for determination, the compensation of our executive officers.

Meetings of the Board and the Committees of the Board

During 2008, the Board of Directors held seven regular meetings. The independent directors held one special meeting in 2008.  In 2008, the Audit Committee held six regular meetings.  All of the directors attended at least seventy-five percent of the meetings of the Board and of the committee on which they served during that period.   Directors and director nominees are expected to attend our annual meeting of shareholders.  All seven of our directors attended our annual meeting of shareholders in 2008.

Legal Proceedings

Currently, no director or executive officer is a party to any material legal proceeding adverse to the interests of the Company. Additionally, no director or executive officer has a material interest in any material proceeding adverse to the Company.

Communications with the Board of Directors

If a shareholder would like to write to the Board, he or she may send written correspondence to the following address:  GeoPetro Resources Company, Attn:  Board of Directors, One Maritime Plaza, Suite 700, San Francisco, CA 94111.  Shareholders should provide proof of share ownership with their correspondence.  It is suggested that shareholders also include contact information.  All communications will be received and processed by our President, and then directed to the appropriate member(s) of the Board.  In general, correspondence relating to accounting or auditing matters will be referred to the Chairperson of the Audit Committee.  All other correspondence will be referred to the independent directors.  To the extent correspondence is addressed to a specific director or requires a specific director’s attention, it will be directed to that director.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics is posted on our website, www.geopetro.com, under the Investor Relations section.  In addition, a copy of the code of business conduct and ethics will be provided without charge upon request to the Corporate Secretary, GeoPetro Resources Company, One Maritime Plaza, Suite 700, San Francisco, CA  94111.  We intend to disclose any future amendments to certain provisions of our code of business conduct and ethics, or waivers to such provisions, applicable to our directors and executive officers, at the same location on our website identified above.  The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

FEES PAID TO HEIN AND ASSOCIATES LLP

Hein & Associates LLP has acted as the Company’s independent registered public accounting firm  since 2002, and has been selected by the Audit Committee to conduct the audit of our consolidated financial statements as of and for the year ended December 31, 2009 and conduct an audit of our internal control over financial reporting as of December 31, 2009.  The following table lists the aggregate fees and costs billed by Hein & Associates LLP to the Company for the years ended December 31, 2008 and 2007:

	2008	2007
Audit fees (1)	$335,000	$195,000
Audit related fees (2)	6,000	0
Tax fees (3)	47,000	59,500
All other fees	—	—
	$389,000	$254,500

(1)         Audit fees consist of fees and expenses for professional services rendered in connection with the audit of our consolidated financial statements, and internal control over financial reporting as of December 31, 2008, quarterly reviews of our interim consolidated financial statements, and review of our registration statements.

(2)         Audit related fees consist of fees and expenses related to  professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements and consist primarily of consultations concerning financial accounting and reporting standards.

(3)         Tax fees consist of fees and expenses related to the preparation of federal and state tax returns, tax advice and planning and related compliance matters.

Policy on Audit Committee Pre-Approval

The Audit Committee is responsible for pre-approving the engagement of our independent auditors for audit or permissible non-audit services.  Audit Committee pre-approval of specific audit and non-audit services is not required if the engagement for the services is entered into pursuant to general pre-approval policies and procedures established by the Committee regarding GeoPetro’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management.  The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting.  Committee pre-approval of non-audit services (other than review and attest services) is not required if such services fall within available exceptions established by the U.S. Securities & Exchange Commission.  All of the services covered by the fees disclosed above were pre-approved by the Chairman of the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The  following table sets forth certain information about the beneficial ownership of common shares as of April 30, 2009 by:

•       Each of our directors and director nominees;

•       Each of the named executive officers listed in the Summary Compensation table;

•       All of our directors and executive officers as a group; and

•       Each person known to us to be the beneficial owner of more than 5% of our outstanding common shares.

For purposes of the following table, a person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from April 30, 2009 upon the exercise of warrants or options. Each beneficial owner’s percentage is determined by assuming that options and warrants that are held by that person regardless of price, but not those held by any other person, and which are exercisable within 60 days from April 30, 2009 have been exercised.

The information in the following table is based upon information supplied by officers, directors and principal shareholders. Except as otherwise noted below, and subject to applicable community property laws, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of the following shareholders is c/o GeoPetro Resources Company, One Maritime Plaza, Suite 700, San Francisco, CA 94111.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

	Shares of Common Stock
	Beneficially	Approximate
Name of Beneficial Owner	Owned	Percent of Class (1)

Stuart J. Doshi, President, CEO and Chairman (2)	4,722,558	13.0%
David V. Creel, Vice President and Director (3)	432,272	1.2%
J. Chris Steinhauser, Chief Financial Officer and Director (4)	233,333	*
David Anderson, Director (5)	422,700	1.2%
Thomas D. Cunningham, Director (6)	367,420	1.2%
Kevin Delehanty, Director (7) (10)	965,217	2.7%
Nick DeMare, Director (8)	132,500	*
Jeffrey C. Friedman, Director (9)	1,801,130	5.0%

All executive officers, key persons and directors as a group, (8 persons)	9,077,130	25.0%

* Less than 1.0%

(1)           For the purposes of calculating the percent of class beneficially owned by a holder, shares of common stock which may be issued to that holder within 60 days of April 30, 2009 are deemed to be outstanding.

(2)           Includes direct ownership of 3,667,558 common shares and stock options to purchase 1,055,000 common shares that are exercisable within 60 days of April 30, 2009.

(3)           Includes direct ownership of 267,272 common shares and stock options to purchase 165,000 common shares that are exercisable within 60 days of April 30, 2009.

(4)           Includes direct ownership of 83,333 common shares and stock options  to purchase 150,000 common shares that are exercisable within 60 days of April 30, 2009.

(5)           Includes indirect ownership of 367,700 common shares and stock options to purchase 55,000 common shares that are exercisable within 60 days of April 30, 2009.

(6)           Includes direct ownership of 257,420 common shares and stock options  to purchase 110,000 common shares that are exercisable within 60 days of April 30, 2009.

 (7)        Includes direct ownership of 576,217 common shares, indirect ownership of 1,000 common shares and stock options and warrants to purchase 388,000 common shares that are exercisable within 60 days of April 30, 2009.

(8)           Includes indirect ownership of 77,500 common shares and stock options to purchase 55,000 common shares that are exercisable within 60 days of April 30, 2009.

(9)           Includes indirect ownership of  1,791,130 common shares and direct ownership of stock options  to purchase 10,000 common shares that are exercisable within 60 days of April 30, 2009.

(10)     Mr. Delehanty served as a director for the Company from August 1997 until June 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (“SEC”).  Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.  Based on a review of such reports we believe that during our fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that two directors, Kevin Delehanty, filed a late Form 4 with respect to one transaction on May 8, 2008, and another director, Jeffrey Friedman, has not yet filed a Form 3 as he was required to within 10 days of becoming a director on June 27, 2008.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers, their ages, the year in which each first became an officer of the Company and descriptions of their backgrounds.

Name

Stuart J. Doshi (63)
President, CEO and Chairman (a)

David V. Creel (69)
Vice President and Director (a)

J. Chris Steinhauser (49)
Chief Financial Officer, Corporate Secretary and Director (a)

(a) Information regarding the executive officers is provided under “Proposal 1: Election of Directors –About the Director Nominees on page 3 of this Proxy Statement

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

We do not presently have a Compensation Committee. The Board of Directors believes that it is in the best interest of the Company to permit all independent directors to fully participate in the compensation decisions for our executive officers. In accordance with the rules of the NYSE Amex, the compensation of our President and Chief Executive Officer, Stuart Doshi, and all other officers including Chris Steinhauser and David Creel are determined, or recommended to the Board of Directors for determination, by a majority of independent directors. The independent directors consider the input of Mr. Doshi in making their recommendations for Messrs. Creel and Steinhauser.

Our independent directors are responsible for reviewing executive compensation on an annual basis. Compensation for our executive officers consists of three components:

•       base salaries;

•       stock option grants; and

•       cash bonuses.

In establishing the compensation paid to our executives, we emphasize providing compensation that will: (1) motivate and retain executives and reward performance; (2) encourage our long term success; (3) encourage the long term enhancement of shareholder value; and (4) encourage the application of prudent decision making processes in an industry marked by volatility and high risk.

Historically, we have evaluated compensation paid to our executive officers based upon the following factors:

•       the growth in our oil and gas reserves and production;

•       cash flow;

•       the extent to which our executive officers have been successful in finding and creating opportunities for us to participate in attractive oil and gas projects;

•       the ability of our executives to formulate and maintain sound budgets for drilling ventures and other business activities;

•       our overall financial condition;

•       the extent to which proposed business plans are met; and

•       by comparing the compensation packages of our executive officers with the compensation packages of executive officers of other companies in the oil and gas industry, which are similar to us in their size and operations, among other factors.

We do not assign relative weights or rankings to these factors. Instead, we make subjective determinations based upon a consideration of all of these factors. While specific performance levels or “benchmarks” are not used to establish compensation, we do take into account our overall progress over time.

In establishing compensation for our executive officers, we do not rely on independent consultants to analyze or prepare formal surveys for us; however, we make informal comparisons of our executives’ compensation with the compensation paid to executives of other publicly and privately held companies similar to ours. In addition, we take into account the fact that we do not provide significant perquisites and we provide no retirement plan or pension benefits to our executive officers.

Messrs. Doshi, Creel and Steinhauser are currently parties to employment agreements whereby their base salaries are fixed for the terms of their agreements, with the exception of Mr. Doshi’s base salary, which is subject to an annual inflation adjustment based on the 1995 Consumer Price Index, per the terms of his employment agreement. In the past, we have amended Messrs. Doshi, Steinhauser and Creel’s employment agreements to provide for increases in base salary. When determining base salaries, we perform a subjective analysis of each executive officer’s contributions and overall performance, consider the current compensation paid to executives of similar companies, and the officer’s current salary.

During 2008, 2007 and 2006, salaries accounted for approximately 80%, 90% and 84%, respectively, of total compensation for the Chief Executive Officer and 87%, 97% and 79%, respectively, on average for our other named executive officers.

In reviewing the overall compensation of Mr. Doshi, our President and Chief Executive Officer, we took into account the fact that Mr. Doshi declined receiving an increase in his base salary since 2003.  In the past three years, we were faced with intense competition in the oil and gas industry, including competition for oil and gas leases, and scarcity of available drilling rigs and goods and services related to the drilling, testing and completion of wells. While industry competition has softened somewhat with the recent economic downturn, in the prior years’ competition was intense particularly from competitors that have similar or greater financial and human resources than we do.  We believe the insight, experience and leadership of Mr. Doshi has been instrumental in keeping us positioned to access sufficient capital and remain competitive. Additionally, Mr. Doshi, in his capacity as President and Chief Executive Officer, has been responsible for achieving a number of historical benchmarks for us, including, but not limited to:

•       Negotiating with Hanover Compression Limited Partnership and Gateway Processing Company the installation and construction of a new gas treatment plant and related pipelines which became operational in 2003 in the Madisonville Project which was necessary in order to treat natural gas production from our wells in the Madisonville Field in Texas.

•       Arranging the sale of the gas treatment plant by Hanover to Madisonville Gas Processing, LP and the related commitment by MGP to expand the treating capacity of the plant from 18 million cubic feet of natural gas per day to 68 million cubic feet of natural gas per day.

•       Negotiating on favorable terms to the Company the purchase of the Madisonville gas treatment plant and related gathering pipelines in exchange for the assumption of secured bank debt, payment of certain outstanding payables and shares of GeoPetro’s common stock.  The secured bank debt incurred as part of the Plant acquisition totaled $6.7 million and is in the form of a 3 year loan with the lender, Bank of Oklahoma, National Association.

•       The drilling of additional wells at the Madisonville Project in an industry environment affected by intense competition and shortages of available drilling rigs and associated goods and services.

•       The acquisition of the Cook Inlet Project in Alaska.

•       On March 30, 2006, we completed an initial public offering in Canada, which consisted of 3,730,021 shares of common stock at an issue price of $3.50 per share and 519,500 shares of common stock issued on a “flow-through” basis under the Income Tax Act (Canada) at an issue price of $3.85 per share for aggregate gross proceeds of $15,055,149.

•       On September 29, 2006 we sold 70% of our interest in C-G Bengara to CNPCHK (Indonesia) Limited in exchange for a substantial financial commitment from CNPC to conduct exploration, appraisal and development activities on the Bengara II PSC production sharing contract in Indonesia. We have retained a 12% stake in C-G Bengara and the Bengara II PSC.

•       The sale of an interest in October 2005 in another Indonesian production sharing contract for cash consideration of $2,400,000.

•       The settlement in June 2006 of all of our pending litigation related the Miller and Mejlaender lawsuits.

•       Approval of S-1 Registration Statement and the subsequent Company listing on the American Stock Exchange  under the symbol “GPR” providing shareholders with a significant increase in liquidity and increase in trading volume.

•       Extended leases for the deep rights in Madisonville, Texas and the Lokern Project in the San Joaquin basin of California.

•       Completed a $7.7 million common stock offering at $3.85 per unit and satisfied subsequent registration requirements.

When awarding stock options, we attempt to provide executives with an incentive compensation vehicle that could result in future additional compensation to them, but only if the value of our common stock increases for all shareholders. We perform a subjective analysis of each executive officer’s contributions, and we consider the number of options granted on prior occasions and the length of time between option grants. All stock options are granted with exercise prices equal to or above the fair market value of the common stock on the date of grant.

The option grants in 2003 were made pursuant to our 2001 Stock Incentive Plan. The options were granted with a five year vesting schedule providing that 20% of the options would vest on each one year anniversary of the date of grant of May 13, 2003. We determined that the five year vesting schedule was appropriate to provide a long term incentive to the named executive officers to remain employed with us and to work toward the long term best interests of all of our shareholders.

In 2004, we implemented a new 2004 Stock Option and Appreciation Rights Plan (the “Stock Option Plan”) providing for awards of incentive stock options, non-qualified stock options and stock appreciation rights. The Stock Option Plan replaced the 2001 Stock Incentive Plan as to new award grants effective in 2004 or thereafter to our directors, officers, employees and consultants. The terms of the Stock Option Plan govern future grants to our named executive officers. The terms provide, among other things, that the exercise price of option grants shall be no less than 110% of the fair market value of the common stock on the date of grant and that such grant shall vest at a rate no less than twenty percent (20%) over five years from the date of grant. We do not have specific established criteria for determining the timing of option grants.

In June 2008, the independent directors determined that additional stock options should be granted to our named executives to provide a long term incentive to remain employed with us and to work toward the long term best interests of all of our shareholders.  The option grants in 2008 were made pursuant to our 2004 Stock Plan.  The options were granted with a five year vesting schedule providing that 20% of the options would vest on each one year anniversary of the date of grant of June 26, 2008.   We determined that the five year vesting schedule was appropriate to provide a long term incentive and align the interests of our management with the interests of all of our shareholders.

During 2008, 2007 and 2006, stock option equity incentives accounted for approximately 9%, 8% and 14% of total compensation for the Chief Executive Officer and 15%, 3% and 16% on average for our other named executive officers. These amounts pertain to options and warrants that were granted in prior periods that either vested during 2008, 2007 and 2006 or were modified during 2006. See the Summary Compensation Table below for an explanation of these items. There were no grants of stock options to our named executive officers in 2007 and 2006. The Board determined that our named executive officers had a sufficient equity stake in GeoPetro, consisting of shares of common stock and/or existing options and warrants, to align their interests with GeoPetro’s and our shareholders.

Bonuses for each of our named executive officers are discretionary.   In determining bonus amounts, our independent directors took into consideration that our named executive officers have significant equity interests in GeoPetro through direct ownership of shares or prior option grants, which already provide them with performance incentives.  During February 2008, cash bonuses were awarded to Messrs Doshi, Creel and Steinhauser of $17,000, $6,800 and $6,800, respectively.  During 2007, no bonuses were granted to any of the named officers.  During 2006, Mr. Doshi declined to receive a bonus and we awarded Messrs. Creel and Steinhauser a cash bonus of $7,000 and $10,000, respectively.   During 2008, cash bonus incentives accounted for approximately 3% of total compensation for the Chief Executive Officer and during 2008 and 2006 cash bonus incentives accounted for approximately 4% on average for our other named executive officers. In future periods, in considering whether to award bonuses, we will consider such factors as enumerated above in determining overall compensation, with a particular emphasis on our profitability and financial condition.

We provide certain personal benefits to our Chief Executive Officer in the form of life and disability insurance. During 2008, 2007 and 2006, personal benefits accounted for approximately3%,  3% and 2% of total compensation for the Chief Executive Officer.

We do not have any established formal criteria to determine how decisions regarding one compensation element might affect decisions regarding other compensation elements or fit into our overall compensation objectives.

The employment agreements with our named executive officers provide for certain payments in the event of a change in control and/or termination. Mr. Doshi’s employment agreement provides for substantial and immediate cash payments in the event of a change in control or termination. Messrs. Steinhauser and Creel are entitled to post employment compensation in the event of termination without cause. The amounts of, and the conditions precedent for, such payments are discussed in detail in this proxy statement under “Potential Payments Upon Termination or Change in Control.”

It is our conclusion that the amount and types of compensation currently being paid to our executive officers are sufficient to retain and motivate them, reward their performance and encourage their efforts to increase the value of our common stock for all shareholders.

Compensation of Executive Officers

The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officer whose total compensation exceeded $100,000 for services rendered during our 2008, 2007 and 2006 fiscal years. These three officers are referred to as the named executive officers in this proxy statement. No other executive officer received total compensation of more than $100,000 in the fiscal year ended December 31, 2008, 2007 and 2006.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)		Bonus ($)		All Other Compensation ($)		Option Awards ($)		Total ($)
Stuart J. Doshi	2008	435,657	(2)	17,000	(2)	13,944	(3)	77,223	(4)	543,824
Chairman, President and	2007	420,257	(2)	—	(2)	11,992	(3)	35,226	(4)	467,475
Chief Executive Officer	2006	407,565	(2)	—	(2)	10,308	(3)	69,888	(4)	487,761

David V. Creel	2008	163,200		6,800		—		18,899	(6)	188,899
Vice President of Exploration	2007	163,200		—		—		5,284	(6)	168,484
	2006	125,000	(5)	7,000		—		5,284	(6)	137,284

J. Chris Steinhauser	2008	171,300	(8)	6,800		—		18,899	(7)	196,999
Chief Financial Officer	2007	163,200		—		—		5,284	(7)	168,484
(Principal Accounting Officer)	2006	150,000		10,000		—		64,275	(7)	224,275

(1)           None of the named executive officers received any compensation for their services as a director during 2008, 2007, or 2006.

(2)           $108,008, $91,619 and $79,619 of Mr. Doshi’s salary for 2008, 2007 and 2006, respectively, consists of an annual inflation adjustment based on the 1995 Consumer Price Index, per the terms of his employment agreement. Mr. Doshi declined to receive a bonus award for  2006.

(3)           Represents life and disability insurance premiums paid on Mr. Doshi’s behalf.

(4)           Represents compensation cost recognized in each of  2008, 2007 and 2006 associated with options granted in 2003 and 2008 which vested during 2008, 2007 and 2006, respectively. Assumptions made in the valuation of the option grants are discussed in Note 2. Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008. The 2006 amount also includes the incremental fair value of $34,992 related to the April 21, 2006 extension of the expiration date of an option to purchase 750,000 shares of our common stock which previously expired on April 30, 2006 and was extended to expire on April 30, 2008 and has an exercise price of $0.50 per share. The extension was treated as a modification of the terms or conditions of an equity stock option or warrant award. Accordingly, the extension was treated as an exchange of the original award for a new award. Assumptions made in the valuation of the option grants are discussed in Note 2. Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

(5)           Mr. Creel’s annual base salary during 2006 was $150,000. He did not receive his full base salary during 2006 due to an extended but temporary medical leave of absence.

(6)           Represents compensation cost recognized in each of 2008, 2007 and 2006 associated with options granted in 2008 and 2003 which vested during 2008, 2007, 2006, respectively. Assumptions made in the valuation of the option grants are discussed in Note 2. Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

(7)           Represents compensation cost recognized in each of 2008, 2007 and 2006 associated with options granted in 2008 and 2003 which vested during 2008, 2007, 2006, respectively. Assumptions made in the valuation of the option grants are discussed in Note 2. Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.  Mr. Steinhauser’s 2006 option award compensation also includes the incremental fair value of $58,991 related to the April 21, 2006 extension of the expiration dates of: (a) a warrant to purchase 150,000 shares of our common stock which previously expired on June 18, 2006 and was extended to expire on June 30, 2007 and has an exercise price of $2.00; and (b) a warrant to purchase 33,333 shares of our common stock which previously expired on June 18, 2006 and was extended to expire on April 30, 2008 and had an exercise price of $3.00. The extensions were treated as modifications of the terms or conditions of an equity stock option or warrant award. Assumptions made in the valuation of the option grants are discussed in Note 2. Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

(8)           On January 9, 2009, J. Chris Steinhauser resigned from his positions as the Chief Financial Officer, Vice President of Finance and Secretary of GeoPetro Resources Company (the “Company”) for family reasons, effective as of January 9, 2009.  The resignation notification submitted by Mr. Steinhauser did not reference any disagreement with the Company on any matter relating to the Company’s operations, policies and practices.  On April 27, 2009, Mr. Steinhauser resumed his duties as Chief Financial Officer.  See “Employment Agreements and Potential Post-Employment Payments.”

As indicated above, in 2006, we extended the expiration dates of certain options and warrants to purchase our common stock which were previously granted to Messrs. Doshi and Steinhauser. The terms of the extensions are summarized below:

		Underlying	Exercise	Previous	Revised	Aggregate
		Option or	Price	Expiration	Expiration	Value of
Name	Description	Warrant	Per Share	Date	Date	Extension
Stuart J. Doshi	Common Stock Option	750,000	$0.50	4/30/2006	4/30/2008	$34,662
J. Chris Steinhauser	Common Stock Warrant	150,000	$2.00	6/18/2006	6/30/2007	$34,267
J. Chris Steinhauser	Common Stock Warrant	33,333	$3.00	6/18/2006	4/30/2008	$24,724
						$93,653

Employment Agreements and Potential Post-Employment Payments

We entered into a contract of employment with Stuart J. Doshi, Chairman, President and Chief Executive Officer, dated July 28, 1997 (effective July 1, 1997) and amended on January 11, 2001, July 1, 2003, April 20, 2004, May 9, 2005, July 28, 2005, January 30, 2006 and December 29 and 31, 2008. The contract as amended currently provides for a five-year term which commenced May 1, 2005 which term is automatically extended for successive two-year renewal terms unless: (a) the Board of Directors elects not to renew the contract and we provide notice to Mr. Doshi of such non-renewal at least six months prior to the expiry of his employment term or any renewal term, (b) Mr. Doshi provides notice at any time prior to the expiry of his employment term or any renewal term that he elects not to renew the contract, or (c) Mr. Doshi attains age 75, in which case the term ends upon the completion of the calendar year in which he becomes 75 years old unless we and Mr. Doshi mutually agree to one-year extensions. The contract of employment provides for an annual base salary of $300,000, subject to annual inflation adjustments based on the 1995 United States Department of Labor, Bureau of Labor Statistics Consumer Price Index of Urban Wage Earners and Clerical Workers. The contract also provided for options to purchase up to 750,000 shares of our common stock at an exercise price of $0.50 per share which options, as amended, expire on April 30, 2008. The options are immediately exercisable. In the event that we file a registration statement under the 1933 Act, other than our initial registration statement, we have agreed to permit Mr. Doshi to include in the proposed registration the shares of our common stock that he would hold on exercise of his stock options and other securities issued to him, at no expense to him, subject to his payment of his own taxes, legal fees and underwriter’s discounts, commissions and spreads.

We have entered into a contract of employment with David V. Creel, Vice President of Exploration, dated April 28, 1998 and amended on June 15, 2000, May 12, 2003, January 1, 2005,  December 29 and 31, 2008 and April 28, 2009. The contract, as amended, provides for a term of employment until June 1, 2010 at an annual salary of $163,200.  We issued options to Mr. Creel to acquire 100,000 shares of common stock at a price of $2.00 per share pursuant to the original April 28, 1998 agreement. Mr. Creel exercised the option on May 31, 2005. The June 15, 2000 amendment provided that we would issue options to acquire an additional 100,000 shares of common stock at a price of $2.00 per share. The options were issued with an effective grant date of May 31, 2000 and were subject to vesting over a five-year period with the first 20% vesting on the first anniversary of the date of grant and an additional 20% vesting on each of the four successive anniversaries. Mr. Creel exercised the option on May 31, 2005. On June 27, 2008, we issued options to Mr. Creel to acquire 75,000 shares of commons stock at a price of $4.28 and were subject to vesting on each annual anniversary date over a five-year period.

We previously entered into a contract of employment with J. Chris Steinhauser, Vice President of Finance and Chief Financial Officer, dated June 19, 2000 and amended on December 12, 2002, January 1, 2005, December 18, 2007 and December 29 and 31, 2008. The contract, as amended, provided for a term of employment until December 31, 2010 at an annual salary of $174,000.  The agreement with Mr. Steinhauser provided for a $10,000 cash bonus payable upon execution of the agreement, which was paid in 2000. In addition, Mr. Steinhauser’s employment agreement provided that we would issue warrants to purchase 250,000 shares of our common stock to Mr. Steinhauser. Such warrants, as amended, had terms expiring between June 2007 and April 2008. As of December 31, 2008, no warrants remained outstanding. On June 27, 2008, we issued options to Mr. Steinhauser to acquire 75,000 shares of commons stock at a price of $4.28 per share which were subject to vesting on each annual anniversary date over a five-year period.  On January 9, 2009, J. Chris Steinhauser resigned from his positions as the Chief Financial Officer, Vice President of Finance and Secretary of the Company effective as of January 9, 2009.

We entered into a new employment agreement with Mr. Steinhauser effective April 27, 2009, that currently expires on April 27, 2012.  Either we or Mr. Steinhauser may terminate the employment relationship at any time, subject to other provisions of the agreement.  Mr. Steinhauser serves as Chief Financial Officer and Vice President of Finance.  Mr. Steinhauser’s employment agreement entitles him to an annual salary of $225,000.  In addition, it provides that the exercise price of certain options to acquire 150,000 shares of common stock which were previously granted to Mr. Steinhauser on May 13, 2003 shall be reduced from $2.10 per share to $1.00 per share.  The options are fully vested as of the date hereof and have an expiration date of May 12, 2013.  Certain other options granted to Mr. Steinhauser to acquire 75,000 shares of common stock at $4.28 per share on June 27, 2008 were cancelled.  Mr. Steinhauser’s employment agreement provides for the payment of salary for nine months if he is terminated by us for any reason other than for cause of if there is an occurrence of a change in control.  All grants made under the Company’s stock option or other equity incentive plans shall vest in full immediately prior to the occurrence of a change of control or termination without cause.  See additional information in “Potential Payments Under Termination or Change in Control.”

GRANTS OF PLAN-BASED AWARDS

Stock Incentive and Option Plans

Effective as of September 10, 2001, the Board of Directors approved the 2001 Stock Incentive Plan (the “Stock Incentive Plan”), providing for awards under the terms and provisions of such plan of incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock to our officers, directors, employees and consultants. The purpose of the Stock Incentive Plan was to attract, motivate, reward and retain personnel and provide incentive compensation through participation in our growth. The awards available under the Stock Incentive Plan were exercisable for up to 5,000,000 shares of our common stock.

In 2004, we implemented a new 2004 Stock Option and Appreciation Rights Plan (the “Stock Option Plan”) providing for awards of incentive stock options, non-qualified stock options and stock appreciation rights. The Stock Option Plan replaced the Stock Incentive Plan as to new award grants effective in 2004 or thereafter to our directors, officers, employees and consultants. Outstanding awards issued under the Stock Incentive Plan will continue to be outstanding in accordance with their terms and the terms of the Stock Incentive Plan, but will count toward the limits in the number of shares of common stock available to be issued under the Stock Option Plan, which is 5,000,000 common shares.

Awards to purchase 1,750,000 shares of our common stock were issued under the Stock Incentive Plan, and to date, awards to purchase 910,000 shares of our common stock have been issued under the Stock Option Plan.  At December 31, 2008,  shares remain available for issuance pursuant to award grants under the Stock Option Plan was 2,340,000 shares.

The Stock Option Plan is administered by the Board of Directors or a committee designated by the Board. The Board of Directors or committee designated by the Board determines the number of shares of common stock which may be purchased pursuant to an award grant, the exercise price, vesting schedule, expiration date, and all other terms and conditions of the award grant, subject to the terms of the Stock Option Plan.

The exercise price of stock options granted under the Stock Option Plan may not be less than 110% of the fair market value of our common stock on the date of grant. The maximum number of shares of common stock which may be reserved for issuance to insiders under the Stock Option Plan is 10% of our shares of common stock outstanding at the time of the grant, less any shares reserved for issuance to insiders under any other stock compensation arrangement. The maximum number of shares of common stock which may be issued to insiders under the Stock Option Plan is also subject to certain annual limits.

During 2008, the Company issued 820,000 stock options to named executive officers, directors and employees.  The Company did not grant any stock options, shares of stock or stock appreciation rights under any plan to any of its named executive officers, directors, or employees during 2007.  During 2006, the Company issued 150,000 stock options to named directors.

The following table sets forth information with respect to the options granted to the named executive officers under the Stock Option Plan and otherwise, as of December 31, 2008.

GRANTS OF PLAN-BASED AWARDS

Name and Principal Position	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards		Exercised Price (1)	Grant Date Fair Value (2)
		Maximum(#)
Stuart J. Doshi	6/27/2008	275,000	(3)	$4.28	$596,097

David V. Creel	6/27/2008	75,000	(3)	$4.28	162,572

J. Chris Steinhauser	6/27/2008	75,000	(3)	$4.28	162,572

Notes:

(1)        Based on the closing price of our common stock on the NYSE Amex on June 26, 2008.

(2)        This column reflects the grant date fair value computed accordance with FAS 123R of the stock option grants in this table.  These award fair values have been determined based on the assumptions in Note 2 to our audited financial statements for the fiscal year ended December 31, 2008 included in our annual report on Form 10-K filed with the SEC on March 24, 2009.

(3)        Subject to continued employment, the stock options will vest 20% per year beginning June 26, 2009 and ending June 26, 2013.

Outstanding Equity Awards at Year-End 2008

The following table details information with respect to all options and warrants to purchase our common stock held by our named executive officers and outstanding on December 31, 2008.

	Number of
	Securities Underlying				Option	Option
	Unexercised Options				Exercise	Expiration
Name	Exercisable/Unexercisable				Price	Date

Stuart J. Doshi
President and Chief	1,000,000	/	—		$2.10	5/13/2013
Executive Officer	—	/	275,000	(1)	$4.28	6/26/2013

David V. Creel	150,000	/	—		$2.10	5/13/2013
Vice President of Exploration		/	75,000	(2)	$4.28	6/26/2013

J. Chris Steinhauser	150,000	/	—		$2.10	5/13/2013
Chief Financial Officer (3)	—	/	75,000	(3)	$4.28	6/26/2013

(1)

Mr. Doshi has 275,000 common stock options which are not yet vested. The unvested common stock options will vest 20% each year beginning June 26, 2009, through June 26, 2013. Mr. Doshi must still be employed by us on the vesting date in order to vest his options, subject to certain exceptions. See “Potential Payments Upon Termination or Change in Control.”

(2)

Mr. Creel has 75,000 common stock options which are not yet vested. The unvested common stock options will vest 20% each year beginning June 26, 2009 through June 26, 2013. Mr. Creel must still be employed by us on the respective vesting date in order to vest his options. However, if Mr. Creel is terminated without cause, all unvested options shall immediately vest. See “Potential Payments Upon Termination or Change in Control.”

(3)

On January 9, 2009, J. Chris Steinhauser resigned from his positions as our Chief Financial Officer, Vice President of Finance and Secretary for family reasons, effective as of January 9, 2009. Subsequent to December 31, 2008, Mr. Steinhauser entered into a new employment agreement with the Company effective April 27, 2009, which cancelled the 75,000 common stock options exercisable at $4.28 and reduced the exercise price of the 150,000 fully vested common stock options from $2.10 to $1.00 per share. See “Employment Agreements and Potential Post-Employment Payments.”

Options Exercised and Stock Vesting in 2008

The following table provides information relating to stock options exercised during our fiscal year 2008 by the named executive officers. The dollar values shown represent the amount that is taxable to the plan participant, which was the difference between the market price of the underlying securities at exercise and the exercise price of the options.  None of our named executive officers holds any shares of restricted stock or any other stock awards subject to vesting requirements.

Option awards
	Number of shares	Value realized
Name	acquired on exercise	on exercise (1)
Stuart J. Doshi	750,000	$550,000
David V. Creel	—	—
J. Chris Steinhauser	—	—

(1)

The value realized is equal to the amount that is taxable to the option/warrant holder, which was the difference between the market price of our common stock at exercise and the exercise price of the option.

Indebtedness of Directors and Officers

None of our directors or officers, nor any of their associates or affiliates, are or have been indebted to us, nor have any of the foregoing been the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding provided by us.

Potential Payments Upon Termination or Change in Control

Messrs. Doshi, Creel, and Steinhauser are parties to employment agreements which provide for payments upon the termination of their employment under certain circumstances and/or a change in control.

Mr. Doshi’s employment contract provides that in the event of a change of control, or if we do not renew Mr. Doshi’s agreement, or if Mr. Doshi is terminated without cause, or under certain circumstances, with cause, or if Mr. Doshi terminates his employment due to our uncured, material breach of his employment contract, he is entitled to receive:

(a)    in exchange for all of his vested stock options and vested restricted shares, such number of shares of common stock having a market value equal to the difference between (x) the aggregate total market value of all vested restricted shares and shares of common stock he would receive upon exercise of all vested stock options less (y) the aggregate total exercise price for all of his vested stock options; provided, however, that if the common stock to be delivered to Mr. Doshi upon such change of control or termination have not been registered so as to permit immediate public resale, Mr. Doshi shall instead receive a cash payment equal to the market value on the date of termination of all vested stock options and restricted shares without any discount for liquidity or minority position against cancellation of such options and restricted shares,

(b)    a cash payment equal to the greater of (i) his salary for the remainder of his term and the aggregate amount of his bonuses in respect of the last four fiscal years and (ii) four times his compensation in the current year and the aggregate amount of his bonuses for the last four fiscal years, and

(c)    an additional cash payment representing his employment benefits equal to 20% of the amount of salary he is entitled to receive under (b)(i) or (b)(ii) above, as applicable.

In addition, in the event of a change of control or termination without cause, all unvested options issued by us to Mr. Doshi will vest.

In the event of a change of control, or if we do not renew Mr. Doshi’s agreement, or if Mr. Doshi is terminated without cause, or under certain circumstances, with cause, and assuming the triggering event took place on the last business day of the Company’s last completed fiscal year, December 31, 2008, the potential post-employment benefits payable to Mr. Doshi are estimated as follows (estimates are based on the $0.73 closing market price of our common stock as quoted on the NYSE Amex on December 31, 2008):

a.                  With regards to outstanding commons stock options, since the December 31, 2008 market price was less than the option exercise price, no shares of the company’s commons stock would be required to be issued as noted in the following table:

Number of options	Exercise price	Market price	# of shares
1,000,000	$2.10	$0.73	—
275,000	$4.28	$0.73	—
			—

If the common stock to be delivered to him upon the triggering event have not been registered with the Securities and Exchange Commission so as to permit immediate resale, he shall instead receive an immediate cash payment equal to the market value of all vested stock options as noted in the following table:

Number of options	Exercise price	Market price	Market value of options
1,000,000	$2.10	$0.73	$—
275,000	4.28	0.73	$—

b.      A cash payment equal to four times his 2008 salary of $435,657 and the aggregate amount of his bonuses of $17,000 for the last four fiscal years, for a total of $1,810,628, which is payable immediately.

c.      And an additional cash payment representing employment benefits equal to 20% of the amount calculated in paragraph (b) or $362,125, which is payable immediately.

Mr. Creel’s employment contract provides that he may be terminated by us without cause upon the payment to Mr. Creel of cash payments equal to the lesser of three months’ base salary or base salary during the remainder of the employment term, and, in the event of termination without cause, all unvested options issued by us to Mr. Creel will vest.

Upon termination of Mr. Creel without cause, and assuming the triggering event took place on the last business day of the Company’s last completed fiscal year, December 31, 2008, the potential post-employment benefits payable are estimated as follows:

a.      Mr. Creel would be entitled to receive $13,600 per month over a three month period for an aggregate amount of $40,800.

b.      In addition, all of Mr. Creel’s unvested options shall become immediately vested and exercisable. As of December 31, 2008, Mr. Creel has a total of 75,000 unvested options to purchase common stock at an exercise price of $4.28 and an expiration date of June 26, 2013.  As of December 31, 2008, Mr. Creel has a total of 150,000 vested options to purchase common stock at an exercise price of $2.10 and an expiration date of May 12, 2013.  The Company’s closing market price as quoted on the NYSE Amex on December 31, 2008 was $0.73 which was less than the exercise price of all the outstanding options and, therefore, at that date all of Mr. Creel’s stock options were out of the money.

Mr. Creel’s employment contract provides that he may terminate his employment with us upon an uncured, material breach by us, of his employment contract.  In such an event, his employment contract provides that he shall be entitled to receive his base salary for the remainder of his employment term, in accordance with our standard payroll practices.  In addition, all of his unvested options shall become immediately vested and exercisable.

Upon Mr. Creel’s termination of his employment agreement due to our uncured, material breach of his employment contract, and assuming the triggering event took place on the last day of the company’s last completed fiscal year, December 31, 2008, the potential post-employment benefits payable are estimated as follows:

(a)    Mr. Creel would be entitled to receive $13,600 per month until June 1, 2009; and

(b)   All of Mr. Creel’s unvested options shall become immediately vested and exercisable.  As of December 31, 2008, Mr. Creel has a total of 75,000 unvested options to purchase common stock at an exercise price of $4.28 and expiration date of June 26, 2013.  As of December 31, 2008, Mr. Creel has a total of 150,000 vested options to purchase common stock at an exercise price of $2.10 and an expiration date of May 12, 2013.  The company’s closing market price as quoted on the NYSE Amex on December 31, 2008 was $0.73, which was less than the exercise price of all the outstanding options and therefore, at that date, all of Mr. Creel’s stock options were out of the money.

Upon termination of Mr. Steinhauser without cause, and assuming the triggering event took place on the last business day of the Company’s last fiscal year, December 31, 2008, the potential post-employment benefits payable under our previous employment agreement with Mr. Steinhauser then in effect are estimated as follows:

a.      Mr. Steinhauser would be entitled to receive $14,500 per month over a three month period for an aggregate amount of $43,500.

b.    The Company’s closing market price as quoted on the NYSE Amex on December 31, 2008 was $0.73 which was less than the exercise price of all the then outstanding options and, therefore, at that date all of Mr. Steinhauser’s then outstanding stock options were out of the money.

We entered into a new employment agreement with Mr. Steinhauser effective April 27, 2009, that currently expires on April 27, 2012.  Either we or Mr. Steinhauser may terminate the employment relationship at any time, subject to other provisions of the agreement.  Mr. Steinhauser serves as Chief Financial Officer and Vice President of Finance.  Mr. Steinhauser’s employment agreement entitles him to an annual salary of $225,000.  In addition, it provides that the exercise price of certain options to acquire 150,000 shares of common stock which were previously granted to Mr. Steinhauser on May 13, 2003 would be reduced from $2.10 per share to $1.00 per share.  The options are fully vested as of the date hereof and have an expiration date of May 12, 2013.  Certain other options granted to Mr. Steinhauser to acquire 75,000 shares of common stock at $4.28 per share on June 27, 2008 were cancelled.  Mr. Steinhauser’s employment agreement provides for the payment of salary for nine months if he is terminated by us for any reason other than for cause of if there is an occurrence of change in control.  All grants made under equity incentive plans shall vest in full immediately prior to the occurrence of a change of control or termination without cause.

We provide the foregoing post-employment payments in the event of termination and/or a change in control in order to attract and retain an appropriate caliber of talent for the position. We believe that our severance and change in control provisions are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings.

The payment and benefit levels to Messrs. Creel and Steinhauser were determined under the various circumstances that trigger post employment payments or provision of benefits were based on negotiations between them and us.

The termination provisions of Mr. Doshi’s employment contract were designed, in part, to impede and discourage a hostile takeover attempt and to protect the continuity of management. The termination provisions, including appropriate payment and benefit levels and the various circumstances that trigger payments or provision of benefits, were determined through negotiations between Mr. Doshi, our directors and representatives of Dundee Securities Corporation, the lead underwriter in connection with a sale of common shares we completed on March 30, 2006.

Compensation of Directors

Director Compensation Table

The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2008.

		Fees Earned or
		Paid in Cash	Option Awards		Total
Name (3)	Period	($)	($)		($)

David Anderson (5)	2008	$-0-	$38,316	(1)	$38,316

Thomas D. Cunningham	2008	$-0-	$10,838	(3)	$10,838

Kevin Delehanty	2008	$-0-	$18,053	(2)	$18,053

Nick DeMare (5)	2008	$-0-	$38,316	(1)	$38,316

Jeffrey Freidman (6)	2008	$-0-	$10,838	(3)	$10,838

(1)

Represents compensation cost recognized in 2008 associated with options granted in 2006 and 2008 which vested during 2008. Assumptions made in the valuation of the option grants are discussed in Note 2. Summary of Significant Accounting Policies of the footnotes to the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)

Represents compensation cost recognized in 2008 associated with options granted in 2003 and 2008 which vested during 2008. Assumptions made in the valuation of the option grants are discussed in Note 2. Summary of Significant Accounting Policies of the footnotes to the financial statements contained herein in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)

Represents compensation cost recognized in 2008 associated with options granted in 2008 which vested during 2008. Assumptions made in the valuation of the option grants are discussed in Note 2. Summary of Significant Accounting Policies of the footnotes to the financial statements contained herein in our Annual Report on Form 10-K for the year ended December 31, 2008.

The following table details information with respect to all options to purchase our common stock held by our non-employee directors and outstanding on December 31, 2008:

	Number of
	Securities Underlying			Option	Option
	Unexercised Options			Exercise	Expiration
Name	Exercisable/Unexercisable			Price	Date

David Anderson	30,000	/	45,000	$3.85	4/16/2011
	—	/	50,000	4.28	6/26/2013

Thomas D. Cunningham	100,000	/	—	$2.10	5/13/2013
	—	/	50,000	4.28	6/26/2013

Kevin Delehanty	225,000	/	—	$2.10	5/13/2013
	—	/	65,000	4.28	6/26/2013

Nick Demare	30,000	/	45,000	$3.85	4/16/2011
	—	/	50,000	4.28	6/26/2013

Jeffrey Freidman	—	/	50,000	$4.28	6/26/2013

     The grant date fair values of option grants to our directors in 2008 are as follows:

		Number		Total Grant Date
		of Securities		Fair Market Value
	Grant	Underlying	Exercise	of Option Awards
Name	Date	Options	Price	($)
David Anderson(a)	6/27/08	50,000	$4.28	$108,381
Thomas Cunningham (a)	6/27/08	50,000	$4.28	$108,381
Kevin Delehanty(a)	6/27/08	65,000	$4.28	$140,896
Nick DeMare (a)	6/27/08	50,000	$4.28	$108,381
Jeffrey Freidman (a)	6/27/08	50,000	$4.28	$108,381

The grant date fair values of option grants to our directors in 2006 are as follows:

		Number
		of Securities		Total Grant Date
		Underlying		Fair Market Value
	Grant	Options	Exercise	of Option Awards
Name	Date	#	Price	($)
David Anderson(b)	4/17/06	75,000	$3.85	$137,389
Nick DeMare (b)	4/17/06	75,000	$3.85	$137,389

(a)

Represents the total fair value on the date of grant related to the issuance of certain common stock options exercisable to purchase 50,000 shares of common stock to Messrs. Anderson, Cunningham, DeMare and Freidman, and the fair value to purchase 65,000 common shares to Mr. Delehanty. For accounting purposes, this amount will be recognized ratably over a five year period, which is the vesting period. Assumptions made in the valuation of the issuance are discussed in Note 2. Summary of Significant Accounting Policies of the footnotes to the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008. The options have an exercise price of $4.28 per share. The closing price on the NYSE Amex on the date of grant was $3.90 per share.

(b)

Represents the total fair value on the date of grant related to the issuance of certain common stock options exercisable to purchase 75,000 shares of common stock to Messrs. Anderson and DeMare. For accounting purposes, this amount will be recognized ratably over a five year period, which is the vesting period. Assumptions made in the valuation of the issuance are discussed in Note 2. Summary of Significant Accounting Policies of the footnotes to the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008. The options have an exercise price of $3.85 per share. The closing price on the Toronto Stock Exchange on the day preceding the date of grant was $3.50 per share.

Summary of Director Compensation

We have not provided cash compensation to our directors for their services as members of the Board or for attendance at Board or audit committee meetings. However, our directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees as well as the annual meeting of shareholders.  Under our Stock Option Plan, directors are eligible to receive stock option grants at the discretion of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The independent directors of the Board of Directors have reviewed and discussed the Compensation Discussion and Analysis appearing under “Executive Compensation and Related Information” included in this proxy statement with management and, based on such review and discussions, the independent directors have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s annual report on Form 10-K for the year ended December 31, 2008.

Respectfully submitted,

David G. Anderson
Thomas D. Cunningham
Nick DeMare
Jeffrey Friedman

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On January 23, 2007, our Board of Directors adopted a written Amended and Restated Audit Committee charter which provides that the Audit Committee shall review all related-party transactions and potential conflict of interest situations involving amounts in excess of $120,000 on an ongoing basis. Related party transactions include transactions between GeoPetro and:

•       Any of our directors or executive officers;

•       Any nominee for election as a director;

•       Any security holder who is known to us to own of record or beneficially more than five percent of any class of our voting securities; and

•       Any member of the immediate family of any of the foregoing persons.

The Audit Committee shall determine whether the terms of proposed related party transactions are at least as favorable to us as could be obtained through arm’s length negotiations with unaffiliated third parties. In making such determinations, the Audit Committee shall consider, where practicable, some or all of the following factors:

•       Competitive bids;

•       Industry or market comparables;

•       Informal comparisons to similar transactions of other publicly and privately held companies similar to ours; and

•       Similar transactions entered into by the Company through arm’s length negotiations with unaffiliated third parties.

GeoPetro did not enter into any related party transactions during 2008 except the following:

Eric Doshi, Stuart Doshi’s son, is employed as our Manager of Planning. We paid Eric Doshi $129,500 during 2008 for his services. In October 2003, Eric Doshi was granted 100,000 options, now fully vested, exercisable to purchase common stock at $2.10 per share until October 1, 2013.  In addition, Eric Doshi was granted 50,000 options exercisable to purchase common stock at $4.28 per share exercisable until June 26, 2013.  The 50,000 options were granted on June 27, 2008 and vest ratably over five years.  Eric Doshi’s salary and stock option compensation, based on industry comparables, was at least as favorable to us as could have been obtained through arm’s length negotiations with unaffiliated third parties.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes all equity compensation plans including those approved by shareholders and those not approved by shareholders, as of December 31, 2008.

	Number of		Number of Securities
	Securities to		Remaining Available
	be Issued		for Future Issuance
	Upon Exercise	Weighted-average	Under Equity
	of Outstanding	Exercise Price of	Compensation Plans
	Options,	Outstanding Options,	(excluding securities
Plan Category (1)	Warrants or Rights	Warrants and Rights	reflected in column(a))

Equity compensation plans approved by shareholders	2,740,000	$2.87	2,260,000
Equity compensation plans not approved by shareholders	—	$—	—
	2,740,000	$2.87	2,260,000

(1)

In 2004, we implemented a new 2004 Stock Option and Appreciation Rights Plan (the “Stock Option Plan”) providing for awards of incentive stock options, non-qualified stock options and stock appreciation rights. The Stock Option Plan replaced the Stock Incentive Plan as to new award grants effective in 2004 or thereafter to our directors, officers, employees and consultants. Amounts in the table do not include common stock warrants outstanding as of December 31, 2008, whereby investors may purchase up to an aggregate of 1,249,857 shares of our Common Stock, with a weighted average exercise price of $3.90. For additional details regarding warrants issued by the Company, see Note 9 Common Stock Warrants of the footnotes to the financial statements contained herein in our Annual Report on Form 10-K for the year ended December 31, 2008.

AUDIT COMMITTEE REPORT(1)

Activities of the Committee

Our Audit Committee currently consists of three directors, Thomas Cunningham, Nick DeMare and David Anderson. Messrs. Cunningham, DeMare and Anderson are independent as defined by the rules of the NYSE Amex and the SEC. Each member of the Audit Committee meets the financial literacy and experience requirements of the SEC and NYSE Amex rules. Mr. Cunningham serves as the chairperson of the Audit Committee and Nick DeMare is an “audit committee financial expert” under applicable SEC rules. We have adopted an Audit Committee charter that satisfies applicable SEC and NYSE Amex rules.  The Committee met six times during fiscal year 2008 to fulfill its responsibilities.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors.  Management is responsible for the Company’s accounting, consolidated financial statements and financial reporting processes. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such consolidated financial statements with generally accepted auditing standards.

In this context, the Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2008 with management and Hein & Associates LLP (“Hein & Associates”), the Company’s independent auditor. The Committee discussed with Hein & Associates matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU Section 380) as adopted by the Public Company Accounting Board in Rule 3200T.  In addition, the Committee has received the written disclosures and the letter from Hein & Associates required by the applicable requirements of the Public Company Accounting Oversight Board regarding Hein & Associates’ communications with the Audit Committee concerning independence.  The Audit Committee discussed their independence with them and satisfied itself of the independence of the independent registered public accountants. The Committee considered the effects that the provision of non-audit services may have on the auditor’s independence.

Based on the reviews and discussions referred to in this report, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

THE AUDIT COMMITTEE

Thomas Cunningham (Chair)
David Anderson
Nick DeMare

(1)             SEC filings sometimes incorporate information by reference.  This means that the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading.  Unless GeoPetro specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

PROPOSAL 2: RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Hein & Associates LLP, our independent registered public accounting firm for the year ended December 31, 2008, was selected by the Audit Committee to act in the same capacity for the year ending December 31, 2009.  Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our auditor.

Representatives from Hein & Associates LLP are not expected to be present at the annual meeting.

In the event that the stockholders do not approve the selection of Hein & Associates LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of GeoPetro and its stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the ratification of the appointment of Hein & Associates LLP to serve as GeoPetro’s independent registered public accounting firm for the year ending December 31, 2009.  Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR the ratification of the appointment of Hein & Associates LLP.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholder Proposals for the 2010 Annual Meeting.  Under Rule 14a-8 of the Exchange Act, any shareholder desiring to include a proposal in the Company’s proxy statement with respect to the 2010 Annual Meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than January 13, 2010, which is 120 calendar days prior to the anniversary of the mailing date of this proxy statement, in order for such proposal to be considered for inclusion in the Company’s proxy statement relating to the 2009 Annual Meeting.  Matters pertaining to such proposals, including the number and length thereof, and the eligibility of persons entitled to have such proposals included, are regulated by the Exchange Act, the rules and regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.  Rule 14a-4(c)(1) establishes a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement.  Rule 14a-4(c)(1) relates to the discretionary voting authority retained by the Company with respect to proxies.  With respect to any shareholder proposal for the 2010 Annual Meeting submitted after March 29, 2010 (45 calendar days prior to the anniversary of the mailing date of this proxy statement), the Company retains discretion to vote proxies it receives as the Board of Directors sees fit.

All such proposals and notices should be directed to President, GeoPetro Resources Company, One Maritime Plaza, Suite 700, San Francisco, CA 94111.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors is not aware of any business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If, however, any other matters should properly come before the Annual Meeting for action by shareholders, the persons acting under proxies in the enclosed proxy card will vote as recommended by the Board of Directors, or, if no recommendation is given, in accordance with their judgment.  Discretionary authority to do so is included in the proxies.

For the Board of Directors,

/s/ Stuart J. Doshi
Stuart J. Doshi
Chairman, President and
Chief Executive Officer
Dated: April 30, 2009

GEOPETRO RESOURCES COMPANY
One Maritime Plaza, Suite 700
San Francisco, CA 94111

*** PROXY ***

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

GEOPETRO RESOURCES COMPANY

The undersigned hereby appoints Stuart J. Doshi and J. Chris Steinhauser, or any of them severally, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the annual meeting of shareholders of GeoPetro Resources Company, to be held at Le Meridien San Francisco, Mercantile Room, 333 Battery Street, San Francisco, California, 94111 on June 26, 2009 at 10:30 a.m. Pacific Daylight Time, and at any adjournment or postponement thereof, as indicated on this proxy card, and in their discretion to the extent permitted by law, upon all motions and resolutions which may properly come before the meeting, adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, OR UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

IMPORTANT — PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

DETACH PROXY CARD HERE

The Board of Directors recommends a vote FOR all nominees for director and FOR Proposal 2.

1.	Election of Directors

   ☐ FOR all nominees listed below (except as indicated to the contrary below)

   ☐ WITHHOLD AUTHORITY to vote all nominees listed below

Stuart J. Doshi, David V. Creel, J. Chris Steinhauser, Thomas D. Cunningham, David G. Anderson, Nick DeMare and Jeffrey Friedman (INSTRUCTIONS: to withhold authority to vote for any individual nominee, print that nominee’s name in the space provided below.)

2.	Ratification of the appointment of Hein & Associates LLP as GeoPetro’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy confers discretionary authority to vote on any other matters as may properly come before the meeting and any postponement and adjournment thereof, and to cumulate votes if there is cumulative voting for directors at the meeting for any or all of the nominees for election of directors for which authority to vote has not been withheld.  The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement (with all enclosures and attachments) dated April 30, 2009.

☐	I/we plan to attend the 2009 Annual Meeting of Shareholders.

Please date and sign this proxy exactly as your name appears on your share certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such and submit powers of attorney or other appropriate document. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:	, 2009
Please print or type your name here

Signature

Signature if held jointly

If you have had a change of address, please print or type your new address(es) in the space below:

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET VOTING,

AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet voting is available through 11:55 PM Pacific Time, June 24, 2009.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card

INTERNET

www. investorvote.com

If you vote your proxy by Internet, you do NOT need to mail back your proxy card.
  To vote by mail, mark, sign and date your proxy card
 and return it in the enclosed postage-paid envelope.

You can view the
Form 10-K and Proxy Statement
on the Internet at www.geopetro.com/annualmeeting